EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
CVS Corporation


We consent to the incorporation by reference in the Registration Statement on Form S-4 of our reports dated January 27, 1999, except for Note 15, to which the date is November 12, 1999, included in the Annual Report on Form 10-K/A of CVS Corporation for the year ended December 31, 1998 and the reference to our firm under the heading "Experts" in the prospectus.

The consolidated balance sheet as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997, have been restated as discussed in
Note 15 to the consolidated financial statements.


/s/ KMPG LLP
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    KMPG LLP


Providence, Rhode Island
November 16, 1999